Exhibit 10.13

Summary of Director Compensation

Type of Fee	Fee (Other Than for Meetings)	Meeting Fees
		In-person Attendance at Meetings Held in Conjunction With a Regular Board Meeting	In-Person Meetings Not Held in Conjunction With a Regular Board Meeting	Telephonic Participation in Meetings
Annual Board Retainer (Cash)	$50,000
Annual Board Retainer (Stock)	$75,000
Board Meeting Fees		$2,000	$2,500	$2,000
Annual Lead Director Retainer	$20,000
Annual Audit Committee Chair Retainer	$20,000
Annual Chair Retainer (Other Committees)	$8,500
Audit Committee Meeting Fees		$3,000	$2,500	$2,000
Nuclear Oversight Committee Meeting Fees		$4,000	$2,500	$2,000
Other Committee Meeting Fees		$2,000	$2,500	$2,000